EXHIBIT 23(b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form No. S-8 pertaining to the Aaron’s, Inc. Deferred Compensation Plan of our reports (a) dated February 27, 2009, with respect to the consolidated financial statements of Aaron’s, Inc., and the effectiveness of internal control over financial reporting of Aaron’s, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and (b) dated May 4, 2009, with respect to the unaudited consolidated interim financial statements of Aaron’s, Inc. included in its Form 10-Q for the three-month period ended March 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
June 29, 2009